Putnam Floating Rate Income Fund, 2/28/11, annual report

Because the electronic format for filing Form N-SAR does not provide adequate space for responding to certain items correctly, the correct answers are as follows:

72DD1 (000s omitted)

Class A	10,807
Class B	   432
Class C	 2,957

72DD2 (000s omitted)

Class M	    175
Class R	     15
Class Y	  5,047

73A1

Class A	0.436389
Class B	0.411284
Class C	0.371099

73A2

Class M	0.430130
Class R	0.414630
Class Y	0.458380


74U1	(000s omitted)

Class A	31,110
Class B	 1,175
Class C	 9,577

74U2	(000s omitted)

Class M	   821
Class R	    48
Class Y	12,951

74V1

Class A	8.93
Class B	8.93
Class C	8.93

74V2

Class M	8.93
Class R	8.93
Class Y	8.94

Item 61

Additional Information About Minimum Required Investment

Shareholders can open a fund account with as little as $500 and make subsequent investments in any amount. The minimum investment is waived if you make regular investments weekly, semi-monthly, or monthly through automatic deductions through your bank checking or savings account. Currently, Putnam is waiving the minimum, but reserves the right to reject initial investments under the minimum.


Item 85B

Additional Information About Errors and Omissions Policy

While no claims with respect to the Registrant/Series were filed under such policy during the period, requests under such policy for reimbursement of legal expenses and costs arising out of claims of market timing activity in the Putnam Funds have been submitted by the investment manager of the Registrant/Series.